Exhibit 10.4
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into as of September 12, 2008, by and between The Advisory Board Company (the “Company”) and Frank J. Williams (“Executive”). This Agreement replaces and supersedes the Employment Agreement, dated as of October 25, 2001, between the Company and Executive, effective as of the Commencement Date (as defined in Section 1(a)).
     1. Duties and Scope of Employment.
          (a) Positions and Duties. Effective as of September 1, 2008 (the “Commencement Date”), Executive ceased serving as the Company’s Chief Executive Officer and became the Company’s Executive Chairman, an executive officer of the Company. As of the Commencement Date, Executive continued to serve as Chairman of the Board of Directors of the Company (the “Board”). Executive’s duties as Executive Chairman include leadership, and presiding at meetings, of the Board, and advising and working closely with the Chief Executive Officer concerning the activities of the Company, including activities focused on improving the business climate for the Company around the world and enhancing relationships with the Company’s key members, strategic partners and investors, and such other duties consistent with his position as may be reasonably assigned to him.
          (b) Board Membership. Executive continued to serve as Chairman of the Board of Directors (the “Board”) as of the Commencement Date. At each annual meeting of the Company’s stockholders during the Term (as defined in Section 2), the Board shall nominate Executive to serve as a member of the Board and, subject to Executive’s election to the Board, the Board shall elect Executive as Chairman of the Board. Executive’s service as a member of the Board shall be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall tender his resignation from the Board (and all other positions held at the Company and its affiliates) effective as of the end of Executive’s employment, and Executive will, at the Board’s request, execute and deliver any documents necessary to reflect his resignation.
          (c) Obligations. Executive shall devote such portion of his business time and efforts to the rendition of services to the Company as is mutually agreed upon by the Board, Executive and the Executive Chairman, and he shall use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability. During the period commencing on the Commencement Date and continuing through the first anniversary thereof (the “First Period”), it is anticipated that Executive shall devote at least 32 hours per week on average to the Company, it being understood and agreed that Executive, the Board and the Chief Executive Officer shall determine on or about the first anniversary of the Commencement Date the number of hours on average Executive shall devote to the Company during the period commencing on or about the first anniversary of the Commencement Date and continuing through the second anniversary of the Commencement Date (the “Second Period”). Executive shall be permitted to engage in other activities as disclosed to the Board from time to time, so long as such activities do not interfere, and are consistent, with his duties and obligations to the Company.
     2. Term. The term of employment of Executive by the Company pursuant to this Agreement shall commence on the Commencement Date and, unless earlier terminated pursuant to Section 7, shall end on the later of (x) August 31, 2010 or (y) the date of the Company’s 2010 annual meeting of stockholders (the “Term”).
     3. Compensation.
          (a) Base Salary. As of the Commencement Date and during the First Period, the Company shall pay Executive an annual salary of $400,000 as compensation for his services (such annual salary, as is then effective, “Base Salary”), payable in installments in accordance with the Company’s payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The Base Salary shall be reviewed by the Board and/or the Compensation Committee of the Board (the “Committee”) on or about the first anniversary of the Commencement Date and shall be subject to adjustment upon mutual agreement of the Committee and Executive to reflect the number of hours on average Executive shall devote to the Company and Executive’s duties and responsibilities to the Company during the Second Period and such other factors deemed appropriate by the Committee and Executive.
          (b) Annual Incentive Bonus. Executive shall be eligible to earn a bonus based upon Executive’s achievement of performance objectives set by the Committee after consultation with Executive. Executive’s annual incentive bonus target on account of the First Period is $350,000. The actual incentive bonus payable to Executive shall be based upon criteria established and approved by the Board and/or the Committee in its sole discretion, which need not be objective performance criteria, and may be less than (including zero) or greater than the annual incentive bonus target for such period. Executive may also receive special bonuses in additional to his annual bonus eligibility at the discretion of the Committee.
          (c) Additional Compensation. At appropriate times hereafter, the Board and/or the Committee shall consider, after consultation with Executive, granting additional equity-based compensation to Executive that reflects Executive’s duties and responsibilities to the Company and the number of hours on average Executive shall devote to the Company during calendar year 2009 and such other factors deemed appropriate by the Board and/or the Committee. Executive confirms and acknowledges that any other elements of compensation, including, without limitation, grants of equity-based compensation, are provided at the sole discretion of the Board and/or the Committee, which also shall have the sole discretion to determine the terms, amount and frequency of any such other elements of compensation.
          (d) Board Service. Unless otherwise specifically approved by the Board, Executive shall not receive separate or additional compensation for service on the Board or for service in any other capacity to the Company and/or any Subsidiary.
     4. Employee Benefits. During the Term, Executive shall be eligible to participate in all benefit plans, policies and arrangements that are applicable to other senior executives of the Company, as such plans, policies and arrangements may exist from time to time.
     5. Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder, in accordance with its policies, and provided they are documented in a form satisfactory to the Internal Revenue Service and consistent with Company policy with respect to such expenses. In addition, the Company agrees, subject to the Board’s approval, to reimburse Executive for membership fees and other reasonable expenses incurred with respect to Executive’s participation in professional development, community and business-related organizations.
     6. Compliance With Other Agreements. Executive and the Company are parties to a Non-Competition Agreement dated as of October 25, 2001, which is hereby affirmed and incorporated herein in its entirety by this reference (as such may be amended from time to time, the “Non-Competition Agreement”).
     7. Termination.
          (a) Death or Disability. Executive’s employment shall terminate immediately upon his death or Disability. For purposes of this Agreement, “Disability” means any physical or mental disability or incapacity that can be expected to result in Executive’s death or that has rendered Executive unable to carry out Executive’s duties and obligations to the Company for a period of 90 consecutive days or for shorter periods aggregating to 120 days (whether or not consecutive) during any consecutive 12 months of the Term. The Company, at its expense, may retain a physician reasonably acceptable to Executive to confirm the existence of such disability or incapacity.

          (b) Termination by the Company With Cause. The Board, on behalf of the Company, may terminate Executive’s employment with Cause upon written notice to Executive of the alleged act or omission constituting Cause, which notice shall set forth in reasonable detail the reason or reasons that the Board believes Executive is to be terminated for Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events: (i) any willful act or willful omission (other than as a result of Disability) that represents a breach of any of the terms of this Agreement to the material detriment of the Company; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or (iii) the commission by Executive of a material act of fraud, theft or dishonesty against the Company. If an event described in clause (i) of the preceding sentence is reasonably capable of being cured, (A) Executive shall be given 45 days from the date of such written notice to effect a cure of such alleged act or omission constituting Cause which, upon such cure to the reasonable satisfaction of the Board, shall no longer constitute a basis for Cause, and (B) Executive shall be given an opportunity to make a presentation to the Board (accompanied by counsel or other representative, if Executive so desires) at a meeting of the Board held promptly following such 45-day cure period if the Board intends to determine that no cure has occurred. At or following such meeting, the Board shall determine whether or not to terminate Executive with Cause and shall notify Executive of its determination and the effective date of such termination (which date may be no earlier than the date of the aforementioned Board meeting). For purposes hereof, no act or omission shall be deemed “willful” if it was done with a good faith belief that it was in the best interests of the Company.
          (c) Termination by Executive With Good Reason. Executive may terminate Executive’s employment with the Company with Good Reason upon written notice to the Company of the alleged act or omission constituting Good Reason, which notice shall set forth in reasonable detail the reason or reasons that Executive believes his employment is to be terminated for Good Reason. For purposes of this Agreement, “Good Reason” means, without Executive’s written consent, (i) a reduction of Executive’s Base Salary other than as provided in or contemplated by Section 3(a), (ii) Executive is no longer the Executive Chairman of the Company or (iii) in the event of a Change of Control (as defined in Section 11(b)), Executive is no longer serving on the board of directors or similar governing body of the successor to the Company’s business or assets, except in each case on account of removal from the Board for cause pursuant to a vote of the stockholders of the Company or due to Executive’s resignation from, or refusal to stand for reelection to, the Board, or (iv) any material breach by the Company of any of the material terms of this Agreement; provided, however, that for any of the foregoing to constitute Good Reason, Executive must provide written notification of such event or condition constituting Good Reason within 90 days after Executive knows of the occurrence of any such event or condition, and the Company shall have 60 days from the date of receipt of such written notice to effect a cure of the event or condition constituting Good Reason, and, upon cure thereof by the Company, such event or condition shall no longer constitute Good Reason.
          (d) Termination by the Company Without Cause or by Executive Without Good Reason. The Company may terminate Executive’s employment without Cause at any time upon 60 days’ written notice to Executive. Executive may terminate Executive’s employment without Good Reason upon 60 days’ written notice to the Company.
     8. Effect of Termination.
          (a) Accrued Obligations. The Company shall pay all Accrued Obligations (as defined in Section 11(a)) to Executive (or Executive’s estate, in the case of termination of Executive’s employment on account of death) within 30 days following the effective date of the termination of Executive’s employment (the “Termination Date”).
          (b) Equity Awards.
          (i) Death or Disability. In the event Executive’s employment is terminated due to Executive’s death or Disability, all restricted stock units, shares of restricted Company common stock, options to purchase Company common stock, and other equity awards granted to Executive by the Company (collectively, “Equity Awards”) shall become vested in full as of the day immediately preceding the Termination Date (and, in the case of options, shall be exercisable until the earlier of the expiration of such Equity Awards or the first anniversary of the Termination Date).
          (ii) Termination by the Company Without Cause or by Executive with Good Reason. In the event Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, all Equity Awards shall become vested as of the day immediately preceding the Termination Date (and, in the case of options, shall be exercisable until the earlier of the expiration of such Equity Awards or the first anniversary of the Termination Date).
          (c) Severance. In the event of Executive’s “separation from service” with the Company (as defined in Treas. Reg. § 1.409A-1(h)) due to a termination of Executive’s employment by the Company without Cause or by Executive with Good Reason, Executive will receive an amount equal to one hundred fifty percent (150%) of Executive’s then-current Base Salary for 12 full calendar months in a single lump sum within 38 days after the date of such separation from service. In addition, for a period of 18 months after the date of Executive’s separation from service, the Company shall continue to provide medical, dental and vision care and life insurance benefits to Executive and/or Executive’s family at least equal to those which would have been provided to them in accordance with Section 4, provided that Executive agrees to elect COBRA coverage to the extent available under the Company’s health insurance plans (and the Company shall reimburse the cost of any premiums for such coverage on an after-tax basis).
          (d) Required Delay. In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”), the stock of the Company (or any of its affiliates) is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A.  Such delay shall last six months from the date of Executive’s termination, except in the event of Executive’s death.  Within 30 days following the end of such six-month period, or, if earlier, Executive’s death, the Company will make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 8(e).  Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journals’ bank survey as of the first day of the six month period, which such interest shall be paid with the catch-up payment.  Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
     9. Conditions to Receipt of Severance; No Duty to Mitigate; Non-Exclusivity of Rights.
          (a) Waiver and Release Agreement. In consideration of the severance payments and other benefits described in Section 8(c), to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement (other than on account of Executive’s death), Executive agrees to execute and deliver to the Company within 30 days after the applicable date of Executive’s separation of service a Waiver and Release Agreement in the form attached hereto as Appendix A (the “Release”) and not revoking it during the revocation period provided therein. The timing of severance payments under Section 8(c) shall be further governed by the following provisions:
          (i) In any case in which the Release (and the expiration of any revocation rights provided therein) could only become effective in a particular tax year of Executive, payments conditioned on execution of the release shall be made within 10 days after the Release becomes effective and such revocation rights have lapsed.

          (ii) In any case in which the Release (and the expiration of any revocation rights provided therein) could become effective in one of two taxable years of Executive depending on when Executive executes and delivers the Release, payments conditioned on execution of the Release shall be made within 10 days after the Release becomes effective and such revocation rights have lapsed, but not earlier than the first business day of the later of such tax years.
If Executive fails to execute and deliver the Release within 30 days after Executive’s separation from service, or if Executive revokes such Release as provided therein, the Company shall have no obligation to provide any of the severance payments or other benefits provided in Section 8(c).
          (b) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any earnings that Executive may receive from any other source reduce any such payment.
          (c) Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company at or subsequent to the Termination Date, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.
     10.  Certain Additional Payments.
          (a)  In the event it shall be determined that any payment, benefit or distribution by the Company (or any other payor described in Treas. Reg. Sec. 1.280G-1, Q&A 10) to Executive or for Executive’s benefit (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes and Excise Taxes imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payments. Notwithstanding the foregoing provisions of this Section, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed $50,000, then no Gross-Up Payment shall be made to Executive and the amounts payable under Section 8(c) shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the greatest amount of payments in the nature of compensation that are contingent on a Change in Control for purposes of Section 280G of the Code that could be paid to Executive without giving rise to any Excise Tax. If the reduction of the amounts payable under Section 8(c) would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant hereto and a Gross-Up Payment shall be made to Executive.
          (b) All determinations required to be made under this Section 10, including whether a Gross-Up Payment or reduction is required and the amount of any Gross-Up Payment or reductions of Payments, shall be made by a nationally recognized certified public accounting firm that shall be designated by the Company and reasonably acceptable to Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company or Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to Executive within five business days of the receipt of the Accounting Firm’s determination and in any event not later than the last day of the calendar year after the calendar year in which the applicable Excise Tax is paid. If the Accounting Firm determines that no Excise Tax is payable by Executive or that a reduction is required, it shall so indicate to Executive in writing.

          (c) Any determination by the Accounting Firm shall be binding upon the Company and Executive (absent manifest error), provided that, in the event that Executive’s tax advisor delivers to the Accounting Firm and the Company a written opinion that the actual Excise Tax payable by Executive is greater than the Excise Tax amount initially determined by the Accounting Firm by reason of (i) manifest error, (ii) any Payment the existence or amount of which could not have been, or was not, determined or known at the time the Excise Tax was initially determined or (iii) any determination, claim or assertion made by any tax authority that the actual Excise Tax is greater than the amount initially determined by the Accounting Firm, then, in any such case, the Accounting Firm shall recalculate the amount of the Excise Tax and any required (or additional) Gross-Up Payment.  Any such additional calculation or determination shall be performed consistent with this Section 10.
          (d) Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that (A) the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses, and (B) Executive’s obligation to cooperate with the Company shall not require Executive to take any action, or forego taking any action, that would have an adverse effect on Executive’s overall tax position.
          (e) Notwithstanding anything in this Agreement to the contrary, in no event shall any payment by the Company pursuant to this Section 10 be made later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.
     11. Definitions.
          (a)  “Accrued Obligations” means the sum of (i) Executive’s Salary hereunder through the Termination Date, (ii) the amount of any incentive compensation, deferred compensation and other cash compensation accrued by Executive as of the Termination Date, and (iii) any expense reimbursements and other cash entitlements accrued by Executive as of the Termination Date, in each case to the extent not previously paid.
          (b) “Change of Control” means any of the following:
          (i)  the “acquisition” by a “person” or “group” (as those terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder), other than by Permitted Holders (as defined in Section 11(d)), of beneficial ownership (as defined in Exchange Act Rule 13d-3) directly or indirectly, of any securities of the Company or any successor of the Company immediately after which such person or group owns securities representing 50% or more of the combined voting power of the Company or any successor of the Company;

          (ii)  approval by the stockholders of the Company of any merger, consolidation or reorganization involving the Company, unless either (A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 60% of the combined voting power of the company(ies) resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) one or more Permitted Holders are the only stockholders of the company(ies) resulting from such merger, consolidation, or reorganization;
          (iii)  approval by the stockholders of the Company of a transfer of 50% or more of the assets of the Company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the Company’s revenues or income, unless the person to which such transfer is made is either (A) a Subsidiary (as defined in the Company’s 2005 Stock Incentive Plan), (B) wholly owned by all of the stockholders of the Company, or (C) wholly owned by Permitted Holders; or
          (iv)  approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
          (c)  “Change of Control Period” means the period commencing on (i) the earlier of (x) the date that the Board recommends to the Company’s stockholders approval of a transaction or series of transactions that would effect a Change of Control, (y) the date that the Board approves the execution and delivery by the Company of a definitive agreement for a transaction or series of transactions that would effect a Change of Control, or (z) a Change of Control, and continuing through (ii) the close of business on the day following a Change of Control.
          (d) “Permitted Holders” means (i) the Company, (ii) any Subsidiary, or (iii) any employee benefit plan of the Company or any Subsidiary.
     12. Arbitration. The parties shall endeavor to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the parties relating to this Agreement that is not amicably settled shall be resolved by arbitration, as follows:
          (a) Any such arbitration shall be heard in the District of Columbia, before a panel consisting of one arbitrator, who shall be impartial. Except as the parties may otherwise agree, the arbitrator shall be appointed in the first instance by the appropriate official in the District of Columbia office of the American Arbitration Association or, in the event of his or her unavailability by reason of disqualification or otherwise, by the appropriate official in the New York City office of the American Arbitration Association. In determining the number and appropriate background of the arbitrator, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the identity of the arbitrator shall be final. Except as otherwise provided in this Section 12, all of the arbitration proceedings shall be conducted in accordance with the rules of the arbitrator.
          (b) An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected parties. Such request for arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrator ten days following such service or thereafter. If the arbitrator is not appointed by the appointing authority within 30 days following such reference, any party may apply to any court within the District of Columbia for an order appointing an arbitrator qualified as set forth below.
          (c) The prevailing party in any arbitration under this Section 12 shall be entitled to reimbursement from the losing party of all reasonable attorneys’ fees and costs in connection with such arbitration. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

          (d) Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
          (e) It is intended that controversies or claims submitted to arbitration under this Section 12 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.
     13. Notices. All notices, requests, demands, and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
  If to the Company:
The Advisory Board Company
Attn: Chairman of the Compensation Committee of the Board of Directors
2445 M Street, N.W.
Washington, D.C. 20037
  If to Executive:
at the last residential address known by the Company as provided by Executive in writing.
     14. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia (other than its choice of laws rules).
          (b) The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof.
          (c) This Agreement represents the entire agreement and understanding between the parties and supersedes all prior or contemporaneous agreements whether written or oral, as to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in a writing signed by duly authorized representatives of the Company and Executive.
          (d) If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.
          (e) The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
          (f) All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.
          (g) Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his legal, tax and other professional advisors, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
          (h) This Agreement may be executed in counterparts (including by fax or PDF), and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

          (i) The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement and Executive’s employment with the Company to the extent necessary to preserve the intended rights and obligations of the parties.
          (j) For purposes of Section 409A, each COBRA continuation reimbursement payment shall be considered one of a series of separate payments.
          (k) Any amount that Executive is entitled to be reimbursed under this Agreement shall be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year.
          (l)  This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.
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     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.
THE ADVISORY BOARD COMPANY

By:	/s/ Leon D. Shapiro Leon D. Shapiro	/s/ Frank J. Williams Frank J. Williams
Chairman, Compensation Committee

APPENDIX A
Form of Waiver and Release Agreement
     This WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of [TO BE DETERMINED AT TERMINATION OF EMPLOYMENT] (the “Effective Date”), by Frank J. Williams (the “Executive”) in consideration of severance pay and benefits (the “Severance Payment”) provided to Executive by The Advisory Board Company, a Delaware corporation (the “Company”), pursuant to Section 8(c) of the Employment Agreement by and between the Company and Executive (the “Employment Agreement”).
     1.  Waiver and Release. Subject to the last sentence of the first paragraph of this Section 1, Executive, on his own behalf and on behalf of his heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his signing of this Release, concerning his employment or separation from employment. Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by the Employment Agreement, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to Executive’s equity ownership, or (c) under any indemnification or similar agreement with Executive.
     Executive understands that by signing this Release, he is not waiving any claims or administrative charges which cannot be waived by law. He is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his behalf arising out of or related to his employment with and/or separation from employment with the Company.
     Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.
     2.  Acknowledgments. Executive is signing this Release knowingly and voluntarily. He acknowledges that:
          (a)  He is hereby advised in writing to consult an attorney before signing this Release;
          (b)  He has relied solely on his own judgment and/or that of his attorney regarding the consideration for and the terms of this Release and is signing this Release knowingly and voluntarily of his own free will;

          (c)  He is not entitled to the Severance Payment unless he agrees to and honors the terms of this Release;
          (d)  He has been given at least twenty-one (21) calendar days to consider this Release, or he expressly waives his right to have at least twenty-one (21) days to consider this Release;
          (e)  He may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. He further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he revokes this Release within the seven (7) day revocation period, he shall not receive the Severance Payment;
          (f)  He has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his signing of this Release that he may have against the Employer; and
          (g)  No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Release.
     3.  No Admission of Liability. This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against Executive, and the Employer expressly denies that any wrongdoing has occurred.
     4.  Entire Agreement. There are no other agreements of any nature between the Employer and Executive with respect to the matters discussed in this Release, except as expressly stated herein, and in signing this Release, Executive is not relying on any agreements or representations, except those expressly contained in this Release.
     5.  Execution. It is not necessary that the Employer sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.
     6.  Severability. If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.
     7.  Governing Law. This Release shall be governed by and construed in accordance with the laws of the District of Columbia (other than its choice of laws rules).
     8.  Headings. Section and subsection headings contained in this Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
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     IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

Frank J. Williams

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